Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of
Lennox International Inc.:
     We consent to the incorporation by reference in Registration Statement Nos. 333-83961, 333-86989, 333-92389, 333-52046, 333-71416, 333-91128, 333-91130, 333-83959, 333-60122 and 333-127540 on Form S-8, Registration Statement No. 333-102881 on Form S-3 and Registration No. 333-81555 on Form S-4 of Lennox International Inc. of our reports dated March 16, 2006, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three-years ended December 31, 2005 and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting, as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are included herein.
Our audit report dated March 16, 2006, with respect to the consolidated balance sheets of Lennox International Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three-years ended December 31, 2005 and the related financial statement schedulerefers to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share Based Payment.”
Our report dated March 16, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weakness has been identified and included in management’s assessment as of December 31, 2005:
•	The Company did not maintain effectively designed internal controls to ensure accounting for derivative financial instrument transactions in accordance with U.S. generally accepted accounting principles. Specifically, the Company did not have policies and procedures in place to ensure compliance with requirements to prepare contemporaneous documentation and assess hedge effectiveness at the inception of certain derivative financial instrument transactions. Furthermore, the Company did not have policies and procedures in place to review the propriety of accounting for certain commodity futures contract transactions subsequent to the inception of such contracts. These deficiencies in internal control over financial reporting resulted in material errors related to the recognition and classification of gains and losses on derivative contracts, and resulted in restatements of the Company’s previously-filed interim consolidated financial statements for the first three quarters of the year-ended December 31, 2005.
/s/ KPMG LLP
Dallas, Texas
March 16, 2006